Exhibit 10.1

TENTH AMENDMENT TO

AMENDED AND RESTATED REVOLVING CREDIT AND SECURITY AGREEMENT

This TENTH AMENDMENT TO AMENDED AND RESTATED REVOLVING CREDIT AND SECURITY AGREEMENT (this “Amendment”), effective as of March 31, 2017, is entered into by and among ENSERVCO CORPORATION, a Delaware corporation (“Enservco”), DILLCO FLUID SERVICE, INC., a Kansas corporation (“Dillco”), HEAT WAVES HOT OIL SERVICE LLC, a Colorado limited liability company (“Heat Waves”), and HEAT WAVES WATER MANAGEMENT LLC, a Colorado limited liability company (“Heat Waves Water,” and together with Enservco, Dillco and Heat Waves, and each Person joined to the Credit Agreement (as defined below) as a borrower from time to time, each, a “Borrower” and collectively, “Borrowers”), PNC BANK, NATIONAL ASSOCIATION (“PNC”), as the sole Lender on the date hereof, and PNC, as Agent for the Lenders (in such capacity, “Agent”), with reference to the following facts:

RECITALS

A.     The parties to this Amendment have entered into an Amended and Restated Revolving Credit and Security Agreement dated as of September 12, 2014, as amended by the Consent and First Amendment to Amended and Restated Revolving Credit and Security Agreement dated as of February 27, 2015, the Second Amendment to Amended and Restated Revolving Credit and Security Agreement dated as of March 29, 2015, the Third Amendment to Amended and Restated Revolving Credit and Security Agreement dated as of July 16, 2015, the Fourth Amendment to Amended and Restated Revolving Credit and Security Agreement and First Amendment to Amended and Restated Pledge and Security Agreement dated as of October 19, 2015, the Fifth Amendment to Amended and Restated Revolving Credit and Security Agreement dated as of December 31, 2015, the Sixth Amendment to Amended and Restated Revolving Credit and Security Agreement dated as of March 29, 2016, the Seventh Amendment to Amended and Restated Revolving Credit and Security Agreement dated as of August 10, 2016, the Joinder and Eighth Amendment to Amended and Restated Revolving Credit and Security Agreement dated as of October 4, 2016, and the Ninth Amendment to Amended and Restated Revolving Credit and Security Agreement dated as of December 31, 2016 (as may be further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), pursuant to which the Lenders provide certain credit facilities to Borrowers;

B.     Any and all initially capitalized terms used in this Amendment without definition shall have the respective meanings assigned thereto in the Credit Agreement;

C.     Borrowers have requested Agent and the Lenders amend certain provisions of the Credit Agreement as more fully set forth herein; and

D.     Agent and the Lenders are willing to make such amendments to the Credit Agreement, in accordance with, and subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
AMENDMENTS TO CREDIT AGREEMENT

1.01     New Definitions. The following definitions are hereby added to Section 1.2 of the Credit Agreement in the appropriate alphabetical order:

“Tenth Amendment” shall mean the Tenth Amendment to Amended and Restated Revolving Credit and Security Agreement dated as of the Tenth Amendment Effective Date.

“Tenth Amendment Availability Block” means a reserve in the amount of $1,000,000 against borrowing availability under the Revolving Advances facility, which shall be imposed as of Tenth Amendment Effective Date and shall remain in effect throughout the remainder of the Term.

“Tenth Amendment Effective Date” shall mean March 31, 2017.

“Tenth Amendment Letter of Credit” shall mean an irrevocable standby letter of credit in the face amount of $1,500,000 issued by Signature Bank for the benefit of PNC, in form and substance satisfactory to Agent in its Permitted Discretion.

1.02     Amendment to Definition of Adjusted EBITDA Section 1.2 of the Credit Agreement is hereby further amended by amending and restating the definition of “Adjusted EBITDA” to read in full as follows (additions to text are indicated in bold and italics and are underscored):

‘“Adjusted EBITDA’ shall mean, for any period, EBIDTA for such period plus: (A) depletion, (B) amortization of deferred financing costs, (C) impairment, (D) non-cash expenses relating to share based payments recognized under ASC Topic 718 and ASC Subtopic 505-50, (E) pre-tax unrealized gains and losses on foreign currency, (F) pre-tax unrealized gain and losses on any Interest Rate Hedge or other Hedge Liabilities or commodity price risk management activities, (G) losses on derivatives for such period, (H) losses on sale of damaged, obsolete or worn-out equipment for such period, (i) losses on sale of investments for such period; minus (X) gains on derivatives for such period, (ii) gains on sale of damaged, obsolete or worn-out equipment for such period, and (iii) gains on sale of investments for such period, and (I) for any period of four or fewer consecutive fiscal quarters that includes the fiscal quarter of Borrowers ending March 31, 2017, the face amount of the Tenth Amendment Letter of Credit.”

1.03     Amendments to Formula Amount Provision; Imposition of Tenth Amendment Availability Block..

A.     Section 2.1(a)(y) of the Credit Agreement is hereby amended by replacing the period at the end of clause (v) with the word “minus” and by adding a new clause (vi) immediately following clause (v), to read in full as follows:

“(vi)     the Tenth Amendment Availability Block.”

B.     Section 2.1(a)(y) of the Credit Agreement is hereby further amended by amending and restating the last paragraph thereof to read in full as follows (additions to text are indicated in bold and italics and are underscored):

“The amount derived from (x) Section 2.1(a)(y)(i), plus Section 2.1(a)(y)(ii), plus Section 2.1(a)(y)(iii), minus (y) Sections 2.1(a)(y)(iv), (v) and (vi) at any time and from time to time shall be referred to as the “Formula Amount.” The Revolving Advances shall be evidenced by one or more secured promissory notes (collectively, the “Revolving Credit Note”) substantially in the form attached hereto as Exhibit 2.1(a).”

1.04     Amendments to Financial Covenants. Section 6.5(a) of the Credit Agreement is hereby amended and restated in its entirety as follows (additions to text are indicated in bold and italics and are underscored):

“6.5     Financial Covenants.

“(a)     Fixed Charge Coverage Ratio. Commencing on March 31, 2017 and continuing as of the last day of each fiscal quarter ending thereafter, Borrowers will cause to be maintained as of the last day of each such fiscal quarter (the ‘compliance test date’ as used in this Section 6.5), a Fixed Charge Coverage Ratio of not less than 1.25 to 1.00 in respect of each compliance test date. For the purpose of this covenant, the Fixed Charge Coverage Ratio shall be determined on the basis of Adjusted EBITDA for, as applicable, (i) the trailing four-quarter period ending on the applicable compliance test date or (ii) the shorter cumulative period commencing on October 1, 2016 and ending on the applicable compliance test date. For the avoidance of doubt, the Fixed Charge Coverage Ratio shall not be measured for the fiscal quarter ended December 31, 2016.

(b)     Leverage Ratio. Commencing on March 31, 2017 and continuing as of the last day of each fiscal quarter ending thereafter, Borrowers will maintain as of the end of each such fiscal quarter a ratio of Funded Debt to Adjusted EBITDA (the ‘Leverage Ratio’) of not greater than the applicable amount set forth below opposite such fiscal quarter:

Fiscal Quarter Ending:	Maximum Leverage Ratio
March 31, 2017	5.50:1.00
June 30, 2017	4.50:1.00
September 30, 2017	4.50:1.00
December 31, 2017	7.00:1.00
March 31, 2018	5.50:1.00

For the purpose of this covenant, the Leverage Ratio shall be determined on the basis of Adjusted EBITDA for , as applicable, (i) the trailing four-quarter period ending on the applicable compliance test date or (ii) the shorter cumulative period commencing on October 1, 2016 and ending on the applicable compliance test date.

(c)     Intentionally Deleted.”

1.05     Amendment to Term Provision. Section 13.1 of the Credit Agreement is hereby amended by amending and restating the first sentence thereof to read in full as follows (changes to text are indicated in bold and italics and are underscored):

“This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each Borrower, Agent and each Lender, shall become effective on the date hereof and shall continue in full force and effect until April 30, 2018 (the ‘Term’) unless sooner terminated as herein provided.”

1.06     Additional Subordinated Indebtedness. No later than May 15, 2017, Enservco shall receive at least $1,000,000 of additional unsecured Indebtedness that is subordinated to the Obligations in a manner satisfactory to Agent in its Permitted Discretion. Enservco shall use all of the proceeds of such Indebtedness to pay down the principal balance of the Revolving Advances. Upon such pay down, Agent shall impose a permanent block against availability under the Revolving Advances facility in an amount equal to the amount of such pay down.

1.07     Application of Proceeds of Tenth Amendment Letter of Credit. If Agent makes a drawing under the Tenth Amendment Letter of Credit, Agent shall apply all of the proceeds of the Tenth Amendment Letter of Credit to pay down the principal balance of the Revolving Advances. Upon such pay down, Agent shall impose a permanent block against availability under the Revolving Advances facility in an amount equal to the amount of such pay down.

ARTICLE II
Conditions Precedent

2.01     Closing Conditions. This Amendment shall become effective as of the day and year first set forth above (the “Tenth Amendment Effective Date”) upon satisfaction of the following conditions (in each case, in form and substance reasonably acceptable to Agent):

(a)	Amendment. Agent shall have received from Borrowers this Amendment, duly executed by Borrowers and by PNC, as Agent and as the sole Lender as of the Tenth Amendment Effective Date;

(b)

Fee Letter. Agent shall have received from Borrowers the fee letter agreement by and between Borrowers and Agent, dated the Tenth Amendment Effective Date (the “Fee Letter”), duly executed by Borrowers and by PNC as Agent and as the sole Lender as of the Tenth Amendment Effective Date;

(c)	Tenth Amendment Letter of Credit. Agent shall have received the Tenth Amendment Letter of Credit;

(d)

Fees and Expenses. (a) Agent shall have received from Borrowers the fee described in the Fee Letter that is due and payable on the Tenth Amendment Effective Date and (b) Agent’s counsel shall have received from Borrowers payment of all outstanding fees and expenses previously incurred and all fees and expenses incurred in connection with this Amendment, to the extent invoiced to Borrowers on or before the Tenth Amendment Effective Date;

(e)	Default. No Default or Event of Default shall have occurred and be continuing; and

(f)

Representations and Warranties. The representations and warranties set forth in the Credit Agreement must be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof).

ARTICLE III
Miscellaneous

3.01     Survival of Representations and Warranties. All representations and warranties made in the Credit Agreement or in any Other Document and any related agreements to which any Borrower is a party, and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time under or in connection with the Credit Agreement, the Other Documents or any related agreement is true and correct in all material respects on and as of the date hereof as though made on and as of the date hereof, other than representations and warranties relating to a specific earlier date, and in such case such representations and warranties are true and correct in all material respects as of such earlier date.

3.02     Authority. Each Borrower has full power, authority and legal right to enter into this Amendment and to perform all its respective Obligations hereunder and under the Other Documents (as amended or modified hereby). This Amendment has been duly executed and delivered by such Person, and this Amendment constitutes the legal, valid and binding obligation of such Person enforceable in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally. The execution, delivery and performance of this Amendment (a) are within such Person’s corporate, limited liability company or limited partnership powers (as applicable), have been duly authorized by all necessary company or partnership (as applicable) action, are not in contravention of law or the terms of such Person’s operating agreement, bylaws, partnership agreement, certificate of formation, articles of incorporation or other applicable documents relating to such Person’s formation or to the conduct of such Person’s business or of any material agreement or undertaking to which such Person is a party or by which such Person is bound, (b) will not, in any material respect, conflict with or violate any law or regulation, or any judgment, order or decree of any Governmental Body, (c) will not require the Consent of any Governmental Body or any other Person, except those Consents which have been duly obtained, made or compiled prior to the date hereof and which are in full force and effect or except those which the failure to have obtained would not have, or could not reasonably be expected to have, a Material Adverse Effect and (d) will not conflict with, nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Encumbrances upon any asset of any Borrower or Guarantor under the provisions of any material agreement, charter document, operating agreement or other instrument to which any Borrower or Guarantor is a party or by which it or its property is a party or by which it may be bound.

3.03     No Default. After giving effect to this Amendment, no event has occurred and is continuing that constitutes a Default or an Event of Default.

3.04     References to the Credit Agreement. The Credit Agreement, each of the Other Documents, and any and all other agreements, documents or instruments now or hereafter executed and delivered pursuant to the terms hereof, or pursuant to the terms of the Credit Agreement as amended hereby, are hereby amended so that any reference therein to the Credit Agreement shall mean a reference to the Credit Agreement as amended by this Amendment.

3.05     Credit Agreement Remains in Effect. The Credit Agreement and the Other Documents remain in full force and effect, and Borrowers ratify and confirm their agreements and covenants contained therein. Borrowers hereby confirm that, after giving effect to this Amendment, no Event of Default or Default has occurred and is continuing. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Agent or the Lenders under any of the Other Documents, nor constitute a waiver of any provision of any of the Other Documents.

3.06     Submission of Amendment. The submission of this Amendment to the parties or their agents or attorneys for review or signature does not constitute a commitment by Agent or the Lenders to modify any of their respective rights and remedies under the Other Documents, and this Amendment shall have no binding force or effect until all of the conditions to the effectiveness of this Amendment have been satisfied as set forth herein.

3.07     Severability. Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

3.08     Counterparts. This Amendment may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same instrument.

3.09     Headings. The headings, captions and arrangements used in this Amendment are for convenience only and shall not affect the interpretation of this Amendment.

3.10     Expenses of Agent. Borrowers agree to pay on demand all costs and expenses reasonably incurred by Agent in connection with the preparation, negotiation and execution of this Amendment, including, without limitation, the costs and fees of Agent’s legal counsel.

3.11     General Release. From and after the Tenth Amendment Effective Date, each Borrower hereby agrees that, without any further act, Agent and PNC as the sole Lender as of the Tenth Amendment Effective Date, are fully and forever released and discharged from any and all claims for damages or losses to any Borrower or to any property of any Borrower (whether any such damages or losses are known or unknown, foreseen or unforeseen, or patent or latent), including, without limitation, any tort claim, demand, action or cause of action of any nature, whatsoever, arising under or relating to the Credit Agreement or the Other Documents or any of the transactions related thereto, prior to the date hereof, and each Borrower hereby waives application of California Civil Code Section 1542. Each Borrower certifies that it has read the following provisions of California Civil Code Section 1542:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Each Borrower understands and acknowledges that the significance and consequence of this waiver of California Civil Code Section 1542 is that even if such Borrower should eventually suffer additional damages arising out of the facts referred to above, it will not be able to make any claim for those damages. Furthermore, each Borrower acknowledges that it intends these consequences even as to claims for damages that may exist as of the date of this release but which such Borrower does not know exist, and which, if known, would materially affect such Borrower’s decision to execute this Agreement, regardless of whether such Borrower’s lack of knowledge is the result of ignorance, oversight, error, negligence, or any other cause.

3.12     NO ORAL AGREEMENTS. THIS AMENDMENT, TOGETHER WITH THE FEE LETTER, AS WRITTEN, REPRESENTS THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have entered into this Amendment by their respective duly authorized officers as of the date first above written.

BORROWERS:

ENSERVCO CORPORATION, a Delaware corporation

By:	/s/ Rick D. Kasch
Rick D. Kasch President

DILLCO FLUID SERVICE, INC., a Kansas corporation

By:	/s/ Rick D. Kasch
Rick D. Kasch President

HEAT WAVES HOT OIL SERVICE LLC, a Colorado limited liability company

By:	/s/ Rick D. Kasch
Rick D. Kasch Manager

HEAT WAVES WATER MANAGEMENT LLC, a Colorado limited liability company

By:	/s/ Rick D. Kasch
Rick D. Kasch Manager

AGENT AND SOLE LENDER:

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Mark Tito
Mark Tito Vice President